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EXHIBIT 10.6

By Email

April 6, 2016

John Redmond
President/Chief Executive Officer
BlueStone Natural Resources II, LLC
2100 South Utica, Suite 200
Tulsa, OK 74114
jredmond@bluestone-nr.com

Re:    Letter Agreement to Gathering and Processing Agreements

John:

Reference is hereby made to that certain (a) Gas Gathering Agreement, dated as of April 1, 2016, among Cowtown Pipeline Partners LP (“Cowtown Pipeline”), as Gatherer, and BlueStone Natural Resources II, LLC (“Buyer”), as Producer, for the Alliance area (the “New Alliance GGA”); (b) Gas Gathering and Processing Agreement, dated as of April 1, 2016, among Buyer, as Producer, Cowtown Pipeline, as Gatherer, and Cowtown Gas Processing Partners LP (“Cowtown Processing,” together with Cowtown Pipeline, “CMLP”), as Processor, for the Cowtown area (the “New Cowtown GGPA”); and (c) Gas Gathering Agreement, dated as of April 1, 2016, among Buyer, as Producer, and Cowtown Pipeline, as Gatherer, for the Lake Arlington area (the “New Lake Arlington GGA”, and together with the New Alliance GGA and the New Cowtown GGPA, the “BlueStone Gathering Agreements”). Whereas Buyer has agreed to acquire the Dedicated Properties formerly owned by Quicksilver Resources Inc. (“QRI”), Buyer and CMLP desire to set forth certain agreements related to Dedicated Properties and the gathering and processing of natural gas therefrom as memorialized in this letter agreement (“Letter Agreement”). This Letter Agreement is being executed contemporaneously with the BlueStone Gathering Agreements. Buyer and CMLP represent, warrant, and agree the BlueStone Gathering Agreements and Letter Agreement collectively comprise one transaction. Buyer and CMLP are each referred to individually as a “Party” and collectively as the “Parties”. Fully executed copies of the BlueStone Gathering Agreements are attached as Exhibit A to this Letter Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the BlueStone Gathering Agreements.

1.	Gathering Agreements; Bankruptcy Process.

a.
The BlueStone Gathering Agreements shall exclusively govern the gathering by Gatherer and processing by Processor of the Subject Gas in the Dedicated Properties, except for any natural gas owned by TG Barnett Resources LLC (“Tokyo Gas”). Buyer acknowledges it is aware of the following agreements: (a) Gas Gathering Agreement, dated as of December 1, 2009, among Cowtown Pipeline, as Gatherer and successor to Cowtown Pipeline LP, and QRI and Tokyo Gas, collectively, as Producer, (as amended, modified or otherwise supplemented, the “Alliance GGA”), (b) Sixth Amended and Restated Gas Gathering and Processing Agreement, dated as of September 1, 2008, among QRI and Tokyo Gas,

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collectively, as Producer, Cowtown Pipeline, as Gatherer, and Cowtown Processing, as Processor (as amended, modified or otherwise supplemented, the “Cowtown GGPA”), and (c) Amended and Restated Gas Gathering Agreement, dated as of September 1, 2008, among Cowtown Pipeline, as Gatherer, and QRI and Tokyo Gas, collectively, as Producer (as amended, modified or otherwise supplemented, the “Lake Arlington GGA”, and together with the Alliance GGA and the Cowtown GGPA, the “Tokyo Gas Gathering Agreements”).

b.
Contemporaneously with the “Closing” on the sale of “Oil and Gas Assets” as defined in that certain Asset Purchase Agreement by and among QRI, Cowtown Gas Processing L.P. and Cowtown Pipeline L.P. and Buyer, dated January 22, 2016 (“Asset Purchase Agreement”), QRI will file with the U.S. Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) in Case No. 15-10585 a withdrawal with prejudice (the “Notice of Withdrawal”) of QRI’s “Motion for an Order Authorizing and Approving Rejection of Certain Executory Contracts with Affiliates of Crestwood Midstream Partners LP” dated February 5, 2016, which Notice of Withdrawal shall be effective upon filing.

c.
The BlueStone Gathering Agreements shall each become effective and binding upon the Parties thereto upon the occurrence of the “Triggering Event” (as defined in the Closing Agreement dated April 6, 2016, among Buyer, CMLP, Quicksilver Resources, Inc., Cowtown Gas Processing L.P. and Cowtown Pipeline L.P). Subject to the Closing occurring on or before April 15, 2016, the “Effective Date” under each of the BlueStone Gathering Agreements shall be April 1, 2016.

2.
Other Agreements/Arrangements. In connection with the transactions contemplated by the BlueStone Gathering Agreements, the Parties hereby undertake the following on the terms and conditions as set forth and specified below:

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POLA; Conveyance of Assets to CMLP
The Parties acknowledge and agree that Buyer shall assume as modified herein that certain Pipeline Operating and License Agreement for the Cowtown Laterals dated as of September 1, 2009, by and between Cowtown Pipeline, and Cowtown Pipeline L.P. (the “POLA”) without any cure cost. The POLA shall be modified so its term shall expire six (6) months after the Effective Date (which term the Parties may mutually agree to terminate or extend) (the “Cowtown Laterals Option Period”). Buyer shall be entitled to the rights and obligated to perform the duties of “Owner” and CMLP shall be entitled to the rights and obligated to perform the duties of “Operator” as defined in the POLA.

Upon CMLP’s completion of its due diligence and election to proceed with the acquisition of the Cowtown Laterals (as defined in the POLA) specified in Exhibit B hereto no later than the end of the Cowtown Laterals Option Period, Buyer shall convey to CMLP, subject to any existing legal or contractual impediment and to the Parties’ using commercially reasonable efforts to enter into definitive agreements, all of its right, title and interest in those Cowtown Laterals for (***) on customary terms and conditions for an “as is,” “where is” transaction.

In addition, Buyer and CMLP shall enter into good faith negotiations regarding the conveyance to CMLP of any remaining Cowtown Laterals for (***) on customary terms and conditions for an “as is,” “where is” transaction.

Upon completion of the foregoing transaction, CMLP shall assume operations and maintenance responsibilities for the conveyed pipelines in accordance with the existing terms and fees in the BlueStone Gathering Agreements.

If any Cowtown Laterals are not acquired by CMLP pursuant to the foregoing transactions, the Parties shall cooperate in good faith to determine the need for provisions of the POLA to survive beyond the Cowtown Laterals Option Period pursuant to mutual agreement.

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JOA; SCADA
The Parties acknowledge and agree that Buyer shall assume as modified herein that certain Joint Operating Agreement dated as of July 1, 2010, by and between QRI, Quicksilver Gas Services LP, and Quicksilver Gas Services GP LLC (the “JOA”) without any cure cost. The JOA shall be modified so its term shall expire ninety (90) days after the Effective Date (which term the Parties may mutually agree to terminate or extend) (the “JOA Extension Period”). During the JOA Extension Period, the Parties shall perform under Articles 1, 3, 4, 5, 6 and 7 of the JOA, but the remainder of such JOA shall no longer be applicable, and Buyer shall be entitled to the rights and obligated to perform the duties of “KWK” and CMLP shall be entitled to the rights and obligated to perform the duties of “KGS” as defined in the JOA.

(a) During the JOA Extension Period, the Parties shall negotiate in good faith to enter into an agreement that provides for access, utilization, and sharing of information accessed through the SCADA infrastructure as it relates to CMLP for the Cowtown, Alliance and Lake Arlington systems (“CMLP Systems”), and Buyer for the assets acquired through the Asset Purchase Arrangement (“SCADA Agreement”). The objective of the SCADA Agreement is to create a mutually beneficial arrangement that provides Buyer and Seller with the requisite access, information, and control to operate, maintain, and manage their respective assets, including CMLP’s ability to operate the CMLP System for service to third parties.

(b) To the extent Buyer and CMLP are not able to come to mutually agreeable terms for the SCADA Agreement, and subject to Buyer’s ability to secure the necessary third party software licenses and governmental communication licenses for its own production operation, the Parties will default to a structure where CMLP has access to the requisite SCADA infrastructure and information to manage and operate the CMLP Systems to provide service to Buyer, as it relates to the BlueStone Gathering Agreements, and third parties, as it relates to any current or future gas gathering or processing agreements, in a manner consistent with how CMLP currently accesses SCADA for information for its custody transfer measurement into the CMLP Systems (“Default SCADA Structure”). For the avoidance of doubt, the Default SCADA Structure shall not include those remote terminal units, process logic controllers, pressure transmitters, actuators or electronic flow measurement devices that are located on well pad facilities and are used exclusively for Buyer’s production operations. The Default SCADA Structure will provide for CMLP to access the existing system using a Citrix front end, or similar technology that Buyer elects to employ, that allows access for the CygNet system. The data accessed through the Default SCADA Structure will include but not be limited to current readings, alarm values, set points, history, and audit information. CMLP users will be granted administration rights to CygNet including the Gas Meter Repository (“GMR”). The CygNet server will be maintained by Buyer as well as the communications infrastructure and any connection used to collect data from towers. Currently, the electronic flow computer (“EFM”) equipment is tested, calibrated, and sampled by CMLP with reimbursement provided by Buyer for any of Buyer’s EFM equipment maintained by CMLP. However, to the extent Buyer takes control of maintenance of its EFM equipment such reimbursement to CMLP will cease, as applicable. CMLP shall reimburse Buyer for forty percent (40%) of the actual operating expenses incurred by Buyer for licensing as it relates to forward software maintenance costs specifically for the mutual SCADA host and associated drivers, and maintenance of the Default SCADA Structure (“SCADA Costs”). SCADA Costs will be limited to the prudently incurred direct costs, including labor, software licensing, parts, materials and allocated first level supervision by Buyer to maintain (a) the SCADA hosts and directly associated computer and directly connected networking equipment, (b) the communication infrastructure including all third party data circuits that are specific to each field point of presence (i.e., tower), government licenses and radio infrastructure, and (c) the on-site communication, generally being the local radio or modem and associated antenna and support, necessary to provide the services describe above. For the avoidance of doubt, reimbursements by CMLP will not be required for anything that does not directly relate to the Default SCADA Structure. Reimbursements by CMLP will be required for equipment when replaced with in-kind equipment or upgrades to which CMLP consents in writing. Buyer will invoice CMLP for SCADA Costs on a monthly basis and CMLP agrees to make payment within thirty (30) days of receipt of any such invoice. Any costs associated with the repair, replacement or calibration of SCADA infrastructure that is not considered to be part of the Default SCADA Structure will be the responsibility of the owner of such infrastructure.

Buyer and CMLP shall enter into good faith negotiations regarding the conveyance to CMLP of the Alliance and Lake Arlington gas lift systems for (***) on customary terms and conditions for an “as is,” “where is” transaction.

Upon completion of the foregoing transaction, CMLP shall assume operations and maintenance responsibilities for the conveyed pipelines and provide Gas Lift service in accordance with the existing terms and fees in the BlueStone Gathering Agreements.

If any Gas Lift pipelines are not acquired by CMLP pursuant to the foregoing transaction, the Parties shall cooperate in good faith to determine the need for the above specified provisions of the JOA to survive the JOA Extension Period pursuant to mutual agreement.

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3.
Scope of Obligations. The BlueStone Gathering Agreements are intended to be agreements of the Parties with respect to the subject matter thereof, and it is understood that this Letter Agreement is intended to, and does, create a legally binding agreement on the part of each Party as expressly set forth in Section 2, subject to any existing legal or contractual impediment. For the avoidance of doubt, the Parties acknowledge and agree that (a) the natural gas owned by Tokyo Gas is subject to the Tokyo Gas Gathering Agreements (including the fees set forth therein) and may be delivered to CMLP by Buyer pursuant to a joint operating agreement between Buyer and Tokyo Gas, (b) Buyer is not bound by the Tokyo Gas Gathering Agreements in any respect, and (c) the Tokyo Gas Gathering Agreements shall have no force and effect with respect to the Dedicated Properties.

4.
Confidentiality. No Party shall directly or indirectly communicate or disclose (whether orally, in writing or otherwise) to any third party (other than their respective directors, officers, representatives, agents, members, potential financing sources, ratings agencies, professional advisors, attorneys and employees, in their capacity as such, “Representatives”) any information with respect to the terms of this Letter Agreement or the BlueStone Gathering Agreements or the ongoing negotiations in connection with this Letter Agreement or the BlueStone Gathering Agreements, except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall, to the extent practicable, so notify the other and shall seek confidential treatment of such information; (b) as part of its normal reporting or review procedure to its parent company and affiliates, its partners, its members, its financing sources, its accountants, its auditors and its attorneys; (c) in order to enforce its rights pursuant to this Letter Agreement in a legal proceeding; and (d) as otherwise consented to by the other Parties. Each Party shall be responsible for any breach by its Representatives of their confidentiality obligations. No Party shall make any public announcement or press release regarding the contents of this Letter Agreement, including, without limitation, without the prior written consent of the other Parties, which consent shall be given or withheld in each Party’s sole discretion. The content of any public announcement or press release must be approved by all Parties. For the avoidance of doubt, following execution of this Letter Agreement a Party may issue one or more press releases, to the extent required in its reasonable discretion by disclosure requirements, describing the execution of this Letter Agreement and the BlueStone Gathering Agreements, the filing of the Notice of Withdrawal, and the Closing and Effective Date, by first providing a draft to the other Party with opportunity for comment.

5.	Miscellaneous.

a.
Nothing in this Letter Agreement is intended to, nor shall it, modify the BlueStone Gathering Agreements or the Tokyo Gas Gathering Agreement in any manner, which shall continue to be binding in accordance with the terms thereof.

b.	All costs and expenses incurred in connection with this Letter Agreement, including attorneys’ fees, shall be borne by the Party that incurred such costs or expenses.

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c.
This Letter Agreement sets out the Parties’ entire understanding on those matters set forth in Section 2 as of the date hereof, and there are no other written or oral agreements or understandings among the Parties with respect to the subject matter. The Parties warrant and represent that no promise, agreement, representation, inducement, or condition which is not herein expressed has been made to either Party by the other, or any agent or representative of either Party to the other, in executing this Letter Agreement.  The Parties further warrant and represent they are not relying upon, and expressly disclaim, any such promise, agreement, representation, inducement, or condition which is not herein expressed in executing this Letter Agreement. The Parties represents and warrant they are relying solely upon their own judgment in entering this Letter Agreement.

d.
This Letter Agreement may be executed in one or more counterparts delivered in .pdf or other electronic format, each of which shall be deemed an original, but all of which together will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to each Party.

e.
This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules thereof that would result in the application of the laws of any other jurisdiction. Each of the Parties hereto consents to the exclusive jurisdiction of the state and federal courts within the State of Texas, County of Harris over all matters related to this Letter Agreement and with respect to any dispute arising under this Letter Agreement, and to the service of process in any manner provided by law. IN ANY SUIT FILED BY A PARTY HERETO TO RESOLVE A DISPUTE ARISING UNDER THIS LETTER AGREEMENT, EACH PARTY HEREBY COVENANTS AND AGREES TO TAKE ALL STEPS NECESSARY TO WAIVE TRIAL BY JURY. IN NO EVENT WILL EITHER PARTY HAVE LIABILITY TO THE OTHER PARTY FOR, AND EACH PARTY HEREBY IRREVOCABLY WAIVES, REMOTE OR INDIRECT CONSEQUENTIAL LOSSES OR DAMAGES, OR PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE AND LOSS OF ANTICIPATED PROFIT (EXCEPT TO THE EXTENT SUCH LOSS OF REVENUE OR ANTICIPATED PROFIT IS ALSO DIRECT, ACTUAL DAMAGES), IRRESPECTIVE OF WHETHER THE LOSSES OR DAMAGES WERE FORESEEABLE, RESULTING FROM OR ARISING OUT OF THE PERFORMANCE, DEFECTIVE PERFORMANCE OR NON-PERFORMANCE BY ANY OR ALL OF THE PARTIES OF ITS OR THEIR OBLIGATION(S) UNDER THIS GATHERING AGREEMENTS, OR THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF OR VIOLATION OF ANY LAW OF THE PARTY WHOSE LIABILITY IS BEING WAIVED. The Parties

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have participated jointly in the negotiation and drafting of this Letter Agreement. In the event an ambiguity or question of intent or interpretation arises, this Letter Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Letter Agreement. Neither Party may assign any right or obligation under this Letter Agreement without the prior written consent of the other Party. Nothing in this Letter Agreement, expressed or implied, will give or be construed to give any person, other than the Parties and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Letter Agreement or under any covenant, condition, or provision contained in this Letter Agreement; and all such covenants, conditions, and provisions will be for the sole benefit of the Parties. This Section 5(e) shall survive expiration or termination of this Letter Agreement for purposes of any dispute arising hereunder.

f.	Exhibit A is attached and made part of this Letter Agreement.

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If the foregoing is agreeable to BlueStone Natural Resources II, LLC, please execute below and return to my attention.
Very truly yours,

Acknowledged and agreed to by the Parties as of the date first written above:

Cowtown Pipeline Partners L.P.

By: Crestwood Gas Services Operating GP LLC, its general partner

By: Heath Deneke ________ ______
Name: Heath Deneke
Title: Chief Operating Officer and President, Pipeline Services Group

Cowtown Gas Processing Partners L.P.

By: Crestwood Gas Services Operating GP LLC, its general partner

By: Heath Deneke ________ ______
Name: Heath Deneke
Title: Chief Operating Officer and President, Pipeline Services Group
BlueStone Natural Resources II, LLC By:_ John Redmond ______________ Name: John Redmond Title: President/Chief Executive Officer

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EXHIBIT A – BLUESTONE GATHERING AGREEMENTS

[Exhibit A to Letter Agreement to Gathering Agreements]

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EXHIBIT B – COWTOWN LATERALS TO BE CONVEYED

North West 12”	~80,735 feet	15.3 miles
North West 20”	~92,880 feet	17.6 miles
Hill County 20”	~27,500 feet	5.2 miles

MAP
(Line Segments Highlighted Below)
(***)

[Exhibit B to Letter Agreement to Gathering Agreements]